Exhibit 3.3

ARTICLES OF AMENDMENT

OF

SOCIETAL CDMO, INC.

In compliance with the requirements of the applicable provisions (relating to articles of amendment) of the Pennsylvania Business Corporation Law of 1988, as amended, the undersigned, desiring to amend its Second Amended and Restated Articles of Incorporation, as amended hereby states that:

1.
The name of the Corporation is Societal CDMO, Inc. (the “Corporation”).
2.
The address of the Corporation’s registered office in the Commonwealth of Pennsylvania is 1 E. Uwchlan Ave, Suite 112, Exton, Pennsylvania 19341, Chester County.
3.
The Corporation was incorporated under the Pennsylvania Business Corporation Law of 1988, as amended.
4.
The date of the Corporation’s incorporation was November 15, 2007.
5.
The amendment shall be effective upon filing these Articles of Amendment with the Pennsylvania Department of State.
6.
The amendment was adopted by the Corporation by the Board of Directors and shareholders of the Corporation under 15 Pa.C.S. §§ 1912(a) and 1914(a).
7.
The amendment adopted by the Corporation is:

RESOLVED, that the Second Amended and Restated Articles of Incorporation, as amended of the Corporation is hereby amended by amending and restating the first paragraph of Article IV in its entirety as follows:

“The aggregate number of shares of all classes of stock that the Corporation shall have authority to issue is one hundred ninety-five million (195,000,000) shares, of which one hundred eighty-five million (185,000,000) of such shares shall be common stock, par value $0.01 per share (the ‘Common Stock’), and ten million (10,000,000) shares shall be preferred stock, with a par value of $0.01 per share, to be designated by the board of directors of the Corporation (the ‘Board of Directors’), from time to time, as described below (the ‘Preferred Stock’).”

8.
Except as set forth in these Articles of Amendment, the Second Amended and Restated Articles of Incorporation, as amended remain in full force and effect.

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IN TESTIMONY WHEREOF, the undersigned Corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof on this 24th day of May 2023.

SOCIETAL CDMO, INC
By:	/s/ J. David Enloe, Jr.
Name:	J. David Enloe, Jr.
Title:	President and Chief Executive Officer